Exhibit 99.1
FOR IMMEDIATE RELEASE
PETROHAWK ENERGY CORPORATION
REPORTS STRONG FIRST QUARTER 2006 OPERATIONAL RESULTS
Gulf of Mexico Divestment Completed
HOUSTON, April 4, 2006—Petrohawk Energy Corporation (“Petrohawk” or the “Company”) (NASDAQ: HAWK) today announced successful results of its first quarter drilling activities. During the quarter, the Company participated in the drilling of 65 gross wells. Sixty-three of these wells have been completed as producers, and two were dry holes. At quarter’s end, twelve wells were drilling.
Highlights of this quarter’s drilling program, at a 97% success rate, include the following:
Lions Field, Goliad County, Texas
Management is pleased with what it believes are excellent exploratory drilling results at Lions Field, which has become the cornerstone of Petrohawk’s core 3-D exploration program in South Texas. The Company drilled its fourth consecutive successful well in Lions Field during March. The Weise #3 (45% WI, 35% NRI) logged 150’ of gross sand with approximately 90’ of net sand over four Lower Wilcox sands. The Company expects this well to be placed on production during April.
Current gross production from this field is approximately 43 million cubic feet of natural gas equivalent per day (Mmcfe/d) gross, 12.5 Mmcfe/d net. Petrohawk continues to experience treating capacity constraints currently estimated at 8 Mmcfe/d gross, 2.5 Mmcfe/d net. The Company is in the process of installing an amine plant that should significantly increase the gas treating capacity of the processing facilities. The plant is scheduled to go online during May.
Petrohawk intends to drill two additional wells in Lions Field during 2006. A supplemental 3-D seismic survey is underway, designed to identify new exploration opportunities and better define further development targets within this key field.
Provident City Prospect, Colorado / Lavaca Counties, Texas
The initial exploratory well on this prospect, the Garrett #1 (55% WI, 42% NRI), is currently producing at a gross rate of 11 Mmcfe/d, 4.7 Mmcfe/d net. The second well on this prospect, the Garrett #2 (55% WI, 42% NRI), is drilling ahead and is expected to reach total depth within 65 days. Petrohawk continues to add acreage and 3-D seismic data in this highly prospective area and intends to drill one additional well during 2006 on a new prospect in this play.

Duderstadt Prospect, Goliad County, Texas
The initial exploratory test on this prospect, the Jacob #3 (51% WI, 38% NRI), has recently begun production at a rate of 8 Mmcfe/d. Several additional wells are planned for this acreage block for 2006 and 2007.
Other South Texas Activities
Elsewhere in South Texas, three additional wells are being completed — the Doss #1 (50% WI, 40% NRI), the Pearce #1 (50% WI, 38% NRI) and the Barry #2 (70% WI, 53% NRI). Production tests from these wells will be available during April. During 2006, Petrohawk expects to expend approximately $80 million in its South Texas drilling program.
Gueydan Field, Vermilion Parish, Louisiana
Following a highly successful drilling program in 2005 and early 2006, a second round of development and exploratory drilling is planned for later this year and will include up to three additional Alliance Sand development wells, four 2,700’ sand exploratory wells and one 16,000’ Lower Frio exploratory test.
Petrohawk has commissioned an additional 3-D seismic survey covering approximately 4,500 acres on the salt dome to more clearly identify development and exploratory targets.
Elm Grove / Caspiana Fields, Bossier and Caddo Parishes, Louisiana
Since the acquisition of this natural gas property, completed on January 27, 2006, Petrohawk has drilled and/or completed four new wells in this field. A second operated drilling rig commenced drilling in the field in March and a third operated drilling rig has been contracted to commence drilling in May.
Petrohawk anticipates beginning a 100 well re-completion program this year, designed to add production from the upper Hosston formation to existing production from the lower Cotton Valley formation.
During 2006, the Company intends to bring gas marketing for the field in-house as well as executing new pipeline contracts all designed to improve net gas prices by up to 10%.
West Cameron Block 39, Gulf of Mexico
Petrohawk’s sole offshore well (9.7% WI, 7.6% NRI) is drilling ahead at 19,300’. Total depth is expected to be reached in early May.
James Lime Play, East Texas Basin, Nacogdoches and Shelby Counties, Texas
The initial well of this multi-well program, the Burgess #1H (74% WI, 49% NRI), has been drilled through the James Lime formation. Excellent sample shows and electric log shows were encountered. The 3,000’ horizontal lateral is currently drilling and is expected to reach total depth in late April.
Petrohawk has accumulated over 20,000 gross acres in this play and hopes to continuously drill on the acreage position throughout 2006 and 2007. It is expected that approximately 160 acres will be allotted per horizontal James Lime well.
Several Travis Peak tests are also scheduled to be drilled on this acreage during 2006.
Flower Prospect, Arkoma Basin, Scott County, Arkansas
The Company has secured a drilling rig to test multiple prospects and is in the process of permitting 10 drilling locations on this 120,000 acre block. Three initial wells, scheduled to commence during June, will include two Jackfork tests and one Atoka test, all exploratory in nature.
2006 Drilling Program
The $210 million drilling program is well underway. Petrohawk expects to be operating eight to ten drilling rigs during the remainder of 2006 and expects that five to ten non-operated rigs will be running at all times. Significant ongoing activities will occur in South Texas, East Texas, North and South Louisiana, the Permian Basin and the Arkoma Basin.
Gulf of Mexico Divestment
The Company has closed the previously announced $52.5 million divestment of substantially all of its properties in the Gulf of Mexico. As of January 1, 2006, the package included approximately 25 billion cubic feet equivalent (Bcfe) of proved reserves. The production rate associated with this package at the March 21, 2006 closing date was approximately 10 Mmcfe/d. Petrohawk used proceeds from the transaction to repay outstanding borrowings under its credit facilities.
Taking this divestment into account, Petrohawk expects net production for the first quarter of 2006 to be approximately 136 Mmcfe/d. The divestment will have a portfolio effect of reducing overall lease operating costs by approximately $0.10 per Mcfe, as well as eliminating or reducing other costs, such as insurance, associated with offshore production.
Petrohawk Energy Corporation is an independent energy company engaged in the acquisition, production, exploration and development of oil and gas, with properties concentrated in the South Texas, Mid-Continent, East Texas, North Louisiana, Arkoma, Permian and Gulf Coast regions.
For more information contact Shane M. Bayless, EVP — Chief Financial Officer and Treasurer at (832) 204-2727 or sbayless@petrohawk.com; or contact Joan Dunlap, Assistant Treasurer at (832) 204-2737 or jdunlap@petrohawk.com. For additional information about Petrohawk, please visit our website at www.petrohawk.com.
Forward Looking Statements
This press release contains “forward-looking statements” within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding planned capital expenditures (including the amount and nature thereof), timing for proposed acquisitions and divestitures, estimates of future production, statements regarding business plans and timing for drilling and exploration expenditures, the number of wells we anticipate drilling in 2006, the number and nature of potential drilling locations, our future results of operations, quality and nature of our asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as “expects”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, “probable”, or “intends”, or stating that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved). Statements concerning oil and gas reserves also may be deemed to be forward looking statements in that they reflect estimates based on certain assumptions that the resources involved can be economically exploited. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those, reflected in the statements. These risks include, but are not limited to: the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather such as hurricanes and other natural disasters); uncertainties as to the availability and cost of financing; fluctuations in oil and gas prices; inability to realize expected value from acquisitions, inability of our management team to execute its plans to meet its goals, shortages of drilling equipment, oil field personnel and services, unavailability of gathering systems, pipelines and processing facilities and the possibility that government policies may change or governmental approvals may be delayed or withheld. Additional information on these and other factors which could affect the Company’s operations or financial results are included in the Company’s other reports on file with the United States Securities and Exchange Commission. Forward-looking statements are based on the estimates and opinions of the Company’s management at the time the statements are made. The Company assumes no obligation to update forward-looking statements should circumstances or management’s estimates or opinions change.
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